March 14, 2014

Autovative Technologies, Inc.

1010 Industrial Road #70

Boulder City, NV 89005

To Whom It May Concern:

The Firm Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of January 8, 2014 accompanying the audited financial statements of Autovative Technologies, Inc. as of September 30, 2013, in the Form S-1, Amendment no. 1. with the Securities and Exchange Commission containing said report.

Very Truly Yours,

Kyle L. Tingle, CPA, LLC